EXHIBIT 99.3
SEPARATION AGREEMENT
     This Agreement is entered into as of July 14, 2006, by and between Aastrom Biosciences, Inc., a Michigan corporation (“Employer”) and James A. Cour (“Employee”), with respect to the following facts:
A. Employee is currently employed by Employer pursuant to that certain Amended and Restated Employment Agreement, dated as of January 12, 2006 (the “Employment Agreement”). Terms which are defined in the Employment Agreement shall have the same defined meaning when used in this Separation Agreement.
B. Attached as Exhibit A to the Employment Agreement, and to this Separation Agreement, is a form of “Release Agreement.”
WHEREFORE, the parties hereby mutually agree as follows:
1. Termination of Employment. Employee and Employer hereby mutually agree to a termination of Employee’s employment with Employer, effective as of 7:00 p.m. on Friday, July 14, 2006, which termination is by Employer without “Cause.”
2. Termination Payments.
     2.1 Pursuant to Section 6.1 of the Employment Agreement, Employer will pay to Employee his base salary through July 14, 2006.
     2.2 In accordance with Employer’s customary practices and policies, Employer will pay to Employee for any accrued and unused vacation leave time, which the parties mutually acknowledge and agree aggregates to $24,454.26.
     2.3 Pursuant to Section 6.2.1 of the Employment Agreement, Employer will pay to Employee severance payments equal to nine months of Employee’s now current salary rate (i.e., $11,354.17 per month), less customary payroll deductions. This severance payment will be paid in equal installments over the nine months after July 14, 2006, in accordance with Employer’s normal payroll periods.
     2.4 As an additional benefit, which is not specified in the Employment Agreement, Employer will reimburse Employee for continued medical, dental and vision insurance coverage under COBRA for the period July 14, 2006 through April 14, 2007.
     2.5 As an additional benefit, which is not specified in the Employment Agreement, Employer will accelerate the vesting of Employee’s currently existing stock options and restricted stock for the nine months period from July 14, 2006 through April 14, 2007.
     2.6 As an additional benefit, which is not specified in the Employment Agreement, Employer will give consideration for some discretionary bonus compensation for Employee applicable to the fiscal year ended June 30, 2006, when the Company considers employee bonus matters for all employees in September 2006. It is understood that such possible bonus remains solely in the discretion of the Company and its Board of Directors, with there being no promise or assurance for any such extra bonus compensation.
3. Release. Pursuant to Section 6.4 of the Employment Agreement, Employer’s obligation to pay, and Employee’s entitlement to receive, the payments and benefits as specified above (other than Sections 2.1 and 2.2) is conditioned upon Employee signing the release attached hereto as Exhibit A. Employee hereby approves and agrees to all of the terms and provisions of said Release Agreement, and Employee hereby signs and delivers said Release Agreement to Employer. As set forth in Section 8 of the Release Agreement, and as is contemplated by applicable federal law, Employee may revoke this Agreement and the Release Agreement during the seven day Revocation Period as defined in the Release Agreement, so this Agreement does not become effective until the Revocation Period has expired without a revocation. Accordingly, the extra payments and benefits will not become payable and will be delayed until the expiration of the Revocation Period, and will become obligations of Employer and entitlements of Employee only if Employee does not elect to terminate this Agreement and the Release Agreement.
4. Survival. In addition to the terms set forth in this Separation Agreement and in the Release Agreement, Employee acknowledges and agrees that his obligations under the Employee Proprietary Information and Invention Agreement which he has previously signed remain applicable, and that he will continue to honor the terms of such agreement. Notwithstanding the termination of employment and the Employment Agreement, the parties mutually acknowledge and agree that the following provisions of the Employment Agreement shall survive the termination of the Employment Agreement, and shall remain applicable to the extent reasonably appropriate:
     Section 6: Payments Upon Termination.
     Section 7: General Provisions.
IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the date set forth above.

Employer:

Aastrom Biosciences, Inc.

By:	/s/ R. Douglas Armstrong
R. Douglas Armstrong, Ph.D., Chairman and CEO

Employee:
/s/ James A. Cour

James A. Cour

EXHIBIT A
RELEASE AGREEMENT
     THIS AGREEMENT (“Agreement”) is made by and between James A. Cour (“Executive”) and Aastrom Biosciences, Inc. (the “Company”).
RECITALS
     A. Executive’s employment with Company terminates effective July 14, 2006, as of 7:00 p.m.
     B. Executive has been given the opportunity to review this Agreement, to consult with legal counsel, and to ascertain his rights and remedies.
     C. Executive and Company, without any admission of liability, desire to settle with finality, compromise, dispose of, and release any and all claims and demands asserted or which could be asserted arising out of Executive’s employment at and separation from Company.
     In consideration of the foregoing and of the promises and mutual covenants contained herein, it is hereby agreed between Executive and Company as follows:
AGREEMENT
     1. In exchange for the good and valuable consideration set forth in that certain (i) Employment Agreement, made as of January 12, 2006, between the Company and Executive (the “Employment Agreement”), and (ii) Separation Agreement, dated as of July      , 2006, between the Company and Executive, Executive hereby releases, waives and discharges any and all manner of action, causes of action, claims, rights, charges, suits, damages, debts, demands, obligations, attorneys fees, and any and all other liabilities or claims of whatsoever nature, whether in law or in equity, known or unknown, including, but not limited to, age discrimination under The Age Discrimination In Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws, and any other claims, which Executive has claimed or may claim or could claim in any local, state or federal or other forum, against Company, its directors, officers, employees, agents, attorneys, successors and assigns as a result of or relating to Executive’s employment at and separation from Company and as an officer of Company as a result of any acts or omissions by Company or any of its directors, officers, employees, agents, attorneys, successors or assigns (“Covered Acts or Omissions”) which occurred prior to the date of this Agreement; excluding only (i) those to compel the payment of amounts due to Executive as provided in the Employment Agreement, (ii) enforcement of any rights of Executive under any stock option agreements with the Company or (iii) those for indemnification under the Company’s articles of incorporation, bylaws or applicable law by reason of his service as an officer or director of the Company.
     2. Executive agrees to immediately return to Company all property, assets, manuals, materials, information, notes, reports, agreements, memoranda, customer lists, formulae, data, know-how, inventions, trade secrets, processes, techniques, and all other assets, materials and information of any kind or nature, belonging or pertaining to Company (“Company Information and Property”), including, but not limited to, computer programs and diskettes or other media for electronic storage of information containing Company Information and Property, in Executive’s possession, and Executive shall not retain copies of any such Company Information and Property. Executive further agrees that from and after the date hereof he will not remove from Company’s offices any Company Information and Property, nor retain possession or copies of any Company Information and Property.
     Notwithstanding the foregoing, Executive may retain (and the Company hereby assigns and transfers to Executive) the existing lap top computer bearing asset tag A001197, together with attached peripheral equipment and licenses to the installed operating system and software which Executive has been using; and Executive hereby agrees to maintain the confidentiality of and to not use any of the Company’s information which is on or in the computer, all in accordance with the Employee Proprietary Information and Invention Agreement which was signed previously by Executive. Further, Company hereby assigns and transfers to Executive his cell phone, and Company agrees to use reasonable efforts to transfer the currently assigned telephone number to Executive’s personal account at the start of the next billing cycle.
     3. Executive agrees that he shall never make any statement that negatively affects the goodwill or good reputation of the Company, or any officer or director of Company, except as required by law, and except that such statements may be made to members of the Board of Directors of the Company.
     4. Executive covenants and agrees that he shall never commence or prosecute, or knowingly encourage, promote, assist or participate in any way, except as required by law, in the commencement or prosecution, of any claim, demand, action, cause of action or suit of any nature whatsoever against Company or any officer, director, employee or agent of Company (“Covered Litigation”) that is based upon any claim, demand, action, cause of action or suit released pursuant to this Agreement or involving or based upon the Covered Acts and Omissions.
     5. Executive further agrees that he has read this Agreement carefully and understands all of its terms.
     6. Executive understands and agrees that he was advised to consult with an attorney and did so prior to executing this Agreement.
     7. Executive understands and agrees that he has been given twenty-one (21) days within which to consider this Agreement.
     8. Executive understands and agrees that he may revoke this Agreement for a period of seven (7) calendar days following the execution of this Agreement (the “Revocation Period”). This Agreement is not effective until this revocation period has expired. Executive understands that any revocation, to be effective, must be in writing and either (a) postmarked within seven (7) days of execution of this Agreement and addressed to Aastrom Biosciences, Inc., 24 Frank Lloyd Drive, Ann Arbor, Michigan 48105 or (b) hand delivered within seven (7) days of execution of this Agreement to Aastrom Biosciences, Inc., 24 Frank Lloyd Drive, Ann Arbor, Michigan 48105. Executive understands that if revocation is made by mail, mailing by certified mail, return receipt requested, is recommended to show proof of mailing.

     9. In agreeing to sign this Agreement and the Separation Agreement, Executive is doing so completely voluntarily and of his own free-will and without any encouragement or pressure from Company; and Executive agrees that in doing so he has not relied on any oral statements or explanations made by Company or its representatives.
     10. Both parties agree not to disclose the terms of this Agreement to any third party, except as is required by law, or as is necessary for purposes of securing counsel from either parties’ attorneys or accountants.
     11. This Agreement shall not be construed as an admission of wrongdoing by either party.
     12. This Agreement (together with the Separation Agreement) contains the entire agreement between Executive and Company regarding the matters set forth herein. Any modification of this Agreement must be made in writing and signed by Executive and each of the entities constituting the Company.
     13. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.
     14. In the event any provision of this Agreement or portion thereof is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.
     15. If there is a breach or threatened breach of the provisions of this Agreement, Company may, in addition to other available rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, any of the provisions of this Agreement.
     16. In the event that Executive violates the terms of this Agreement, in addition to other available rights and remedies, the Company shall be released of all of its remaining obligations under the Severance Agreement.

     The parties hereto have entered into this Agreement as of July      , 2006.

AASTROM BIOSCIENCES, INC.

By:

R. Douglas Armstrong, Ph.D. Chairman and Chief Executive Officer

EXECUTIVE

James A. Cour